Filed pursuant to Rule 424(b)(3)

Registration No. 333-226325

PROSPECTUS

25,000,000 Shares

iMine Corporation

OTCQB trading symbol: JRVS

This prospectus relates to the public offering of an aggregate of 25,000,000 shares of common stock which may be sold from time to time by the selling stockholder named in this prospectus.

The selling stockholder has not engaged any underwriter in connection with the sale of his shares of common stock. The shares offered by this prospectus may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

We will not receive any proceeds from the sale by the selling stockholder of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $35,000.

On September 6, 2018, the last reported sales price reported by the OTC Markets was $0.18.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 6, 2018

You may only rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

We are in the process of developing the business of selling computer equipment which can be used for the mining of cryptocurrency. The industry commonly refers to this computer equipment as “mining rigs.” We plan to develop and sell graphic processing unit (GPU)-based mining rigs based on our specifications. In July 2018, we introduced our first cryptocurrency miner, the Ai-1, which we designed and had manufactured to our specifications by GIGAIPC Co., Ltd., a Taiwan-based subsidiary of Gigabyte Technology Co., Ltd., a Taiwan-based company engaged in the production, processing and sales of information technology products. GPUs are logic chips that can be used to mine cryptocurrencies. The Ai-1 features advanced technologies that are designed to provide cryptocurrency mining companies with what we believe provides superior performance, including:

•	Ai-1 is equipped with a high performance GPU designed for cryptocurrency mining, the Ai-1 is designed to be compatible with most of the popular cryptocurrency algorithms including Ethash (Ethereum, Ethereum Classic), Equihash (Bitcoin Gold, ZCash), CryptoNightV7 (Monero), and Lyra2Rev2 (Vertcoin).

•	Ai-1 comes standard with a professional closed-system chassis and ten cooling fans to keep the GPUs operating at the optimal temperature and drive down air-conditioning cost.

•	Ai-1 requires minimum assembly and comes pre-installed with EthOS, an operating system specialized in mining.

We have ordered 43 units from GIGAIPC. Three of these units have been tested by GIGAIPC and the remaining units are scheduled for testing. The testing includes generating cryptocurrency, which GIGAIPC sold for its account.

The Cryptocurrency Industry

Cryptocurrency is a digital or virtual currency that uses cryptography for security. The first popular cryptocurrency was Bitcoin, which was launched in 2009. As of May 2018, there were reportedly more than 17 million bitcoins in circulation with a total market value of over $140 billion. Bitcoin’s success has spawned a number of competing cryptocurrencies. Cryptocurrencies are based on a public ledger known as blockchain, which stores all past transactions. When a new transaction is initiated, a cryptocurrency miner needs to ensure that the information is accurate and add the transaction to the blockchain. Cryptocurrency miners receive a small amount of cryptocurrency as a reward for the service provided. Cryptocurrencies earned through mining can subsequently be sold on open exchanges and converted into fiat currency. Fiat currency is any money which is declared by a government to be legal tender, including state-issued currency.

Blockchain technology has revolutionized the way that currencies are structured and created. The Ether currency is created by running hashing algorithms in a process called mining. Mining cryptocurrencies requires a computer to continuously run a cryptographic hash function, which is a way to reduce an arbitrarily large amount of data (in this case a block on the blockchain) to a datum of a fixed size (a string of so many numbers and letters). GPUs are logic chips that can be used to mine cryptocurrencies and are designed to solve complex 3D imaging algorithms in order to generate the particular cryptocurrency it is mining. GPUs have the ability to be able to mine multiple types of cryptocurrencies, unlike application specific integrated circuits, known as ASIC, which are designed specifically for mining Bitcoin.

The Securities and Exchange Commission has issued warnings concerning cryptocurrencies and initial coin offering. Although claims have been made that cryptocurrencies are not securities, and therefore not subject to regulation by the SEC and the equivalent regulatory bodies of other countries, whether that claim proves correct with respect to any digital asset that is labeled as a cryptocurrency will depend on the characteristics and use of that particular asset. The SEC is focusing on cryptocurrencies and initial coin offerings.

Our Former Business

Prior to the March 2018, we were seeking to acquire and explore mineral properties. However, we were not successful in that business, which never generated any revenue, and we have discontinued that business. Our mineral operations, which are reflected on our financial statements which are included in this prospectus, is a discontinued operation. When the present management acquired control in March 2018, we anticipated that we would engage in cryptocurrency mining. We have changed our focus and we are now designing and planning to market cryptocurrency mining rigs.

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Organization

We are a Nevada corporation incorporated on October 19, 2019 under the name Oconn Industries. On February 16, 2012, we changed our corporate name to Oconn Industries Corp., and on April 1, 2014 we changed our corporate name to Diamante Minerals, Inc. On March 20, 2018, we changed our corporate name to iMine Corporation.

Our address is 8520 Allison Pointe Blvd Ste. 223 #87928, Indianapolis, Indiana 46250, telephone (877) 464-6388. Our corporate website is www.iminecorp.com. Information on our website or any other website does not constitute a part of this prospectus.

References to “we,” “us,” “our” and word of like import refer to iMine Corporation and its subsidiary.

Issuance of Securities to Selling Stockholder

On March 20, 2018, we entered into a loan and security agreement with Jose Maria Eduardo Gonzalez Romero, who is the selling stockholder. Pursuant to the agreement, Mr. Romero made loans to us of $500,000 during the period from March through June 2018, for which we issued to him our 5% two-year convertible secured promissory notes. The notes mature two years from the dates of the loan and are convertible into common stock at a conversion price of $0.02 per share. To the extent that the proceeds of the notes are used to purchase equipment for mining cryptocurrencies, we agreed to give Mr. Romero a security interest in the equipment. The notes provide that they cannot be converted to the extent that, after giving effect to conversion, the holder of the notes and his affiliates would beneficially own 4.99% of our common stock. See “Selling Stockholder” and “Method of Distribution.”

The Offering

Common Stock Offered:	25,000,000 shares

Outstanding Shares of Common Stock: Outstanding Shares as Adjusted:	78,542,286 shares 103,542,286[1] shares

Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholder.

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1 As adjusted to reflect the issuance of 25,000,000 shares of common stock upon conversion of the notes held by the selling stockholder based on full conversion of the notes. Because of the conversion terms, the notes are not immediately convertible in full.

SUMMARY FINANCIAL INFORMATION

The following information as of July 31, 2017 and 2016 and for years in then ended have been derived from our audited financial statements which appear elsewhere in this prospectus. The information at April 30, 2018 and for the nine months ended April 30, 2018 and 2017 has been derived from our unaudited financial statements which appear elsewhere in this prospectus. Our financial statements through March 16, 2018, when we had a change in management, reflect the operation of our former business, which was seeking to acquire and explore mineral properties. We are no longer engaged in that business.

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Statement of Operations Information:

	Nine Months Ended April 30,		Year Ended July 31,
	2018	2017	2017	2016
Revenues	$--	$--	$--	$--
Operating expenses	1,214,694	(155,613)	53,802	778,653
Write off of acquisition costs and investment	--	--	(8,022,222)	--
Net income (loss)	(1,214,694)	155,613	(8,074,759)	(993,653)
Loss per share (basic and diluted)	$(0.02)	$0.00	$(0.16)	$(0.02)
Weighted average shares of common stock outstanding (basic)	56,084,411	52,042,286	52,042,286	52,042,286
Weighted average shares of common stock outstanding (diluted)	56,084,411	54,402,713	52,042,286	52,042,286

Balance Sheet Information:

	April 30, 2018	July 31, 2017
Current assets	$385,043	$198,640
Working capital (deficiency)	110,301	(509,005)
Accumulated deficit	(10,730,010)	(9,515,316)
Stockholders’ equity (deficiency)	110,301	(509,005)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Concerning our Business

We require funding for us to conduct our business.

We require significant funding for our operations. As of April 30, 2018, we had not generated any revenue from the sale of our mining rigs. At April 30, 2018, we had prepaid inventory of $331,600, representing inventory which had been paid for but had not yet been delivered. We financed the purchase of inventory from the sale of convertible notes in the total amount of $500,000, which were issued during the period from March through June 2018. We will require funds for the purchase of inventory, the establishment of a marketing organization and payment of our normal operations in the normal course of business, including our expenses relating to our status as a public company. We have no agreements or understandings with respect to any potential financing, and our failure to obtain necessary financing could impair our ability to operate profitable.

As a start-up company, you have no way to evaluate our ability to operate profitably, and we cannot assure you that we can or will operate profitably.

We are just commencing our operations. Because we have no history of operations in this design and sale of mining rigs for the cryptocurrency and our financial statements do not reflect our current business, you will have no way to evaluate our ability to generate revenue and profits. We are subject to risks common to start-up enterprises, including, among other factors, undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that we will be successful in achieving profitability and the likelihood of our success must be considered in light of our early stage of operations. There can be no assurance that we will be able to operate profitably or generate positive cash flow.

Our auditors’ report includes a going concern paragraph.

Our financial statements include a going-concern qualification. As of April 30, 2018 and July 31, 2017, we had accumulated deficits of approximately $10.7 million and $9.5 million, respectively. Our ability to operate profitable is dependent upon, among other things, obtaining additional financing for our operations and development of our business plan. Management intends to raise additional funds through private financing. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and do not reflect our proposed cryptocurrency operations.

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Because we are dependent upon one equipment supplier, the failure or inability of this supplier to deliver the mining equipment could affect our operations.

We are presently purchasing cryptocurrency mining equipment from one supplier, GIGAIPC. In the event that GIGAIPC is unable to deliver the mining equipment based on our requirement, whether because of a shortage of GPU processors or because it, for other reason, cannot meet our requirements, we may have difficulty purchasing mining equipment from other suppliers in a timely manner, which could affect our ability to market and sell our equipment and therefore our ability to generate revenue and cash flow.

We are dependent upon our chief executive officer.

We are dependent upon Daniel Tsai, our chief executive and financial officer and sole director, who is presently our only employee. Although Mr. Tsai has a one-year employment agreement commencing March 19, 2018, which requires him to devote such time as he deems necessary to our business, the employment agreement does not guarantee that he will continue with us. The loss of Mr. Tsai would materially impair our ability to conduct our business.

If we are unable to attract, train and retain technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain key management, technical and financial personnel. Recruiting and retaining capable personnel, particularly those with expertise in cryptocurrency mining are vital to our success. There is substantial competition for qualified personnel, and, to the extent that cryptocurrency becomes more popular, this competition will increase. We cannot assure you we will be able to attract or retain the technical and financial personnel we require. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

We face competition in marketing equipment to the cryptocurrency industry.

In marketing mining rigs to the cryptocurrency industry, we compete with a number of domestic and foreign companies that are well known in the industry and are better capitalized than we are. Further, because we do not provide any warranty other than the warranty of the manufacturers of the various components, we may be at a competitive disadvantage. We cannot assure you that we will be able to compete successfully with these companies, and our failure to develop a market for our product would impair our ability to continue in business.

Our failure to offer customers a financing alternative may impair our ability to sell our mining rigs.

We do not offer any financing arrangements to potential customers looking to purchase our mining rigs. Our failure or inability to offer customers a financing option may impair our ability to market our mining rigs successfully.

Because our mining rigs are designed for the cryptocurrency market, any decline in the market for our products.

Our mining rigs are designed for only one purpose - the mining of cryptocurrency. Any significant decline in the market for mining rigs generally or our mining rigs specifically could impair our ability to generate revenue and operate profitably. The recent decline in the value of cryptocurrencies may affect the market for cryptocurrency mining equipment.

We may not be able to protect any intellectual property which we may develop.

We do not have any patents. To the extent that we develop proprietary intellectual property relating to our mining rigs, we may not be able to protect our intellectual property. Although the equipment we plan to sell was designed by us using computer equipment manufactured by our suppliers, we cannot assure you that the equipment we sell will not infringe upon the intellectual property rights of others. Any claim of violation of a third party’s intellectual property, whether or not we ultimately prevail, could be very costly and could impair our operations.

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Risks Concerning the Cryptocurrency Industry

Our business is dependent upon the acceptance and growth of cryptocurrencies.

Although we do not expect to be engaged in the mining of cryptocurrencies, our computers are designed for use in the mining of cryptocurrencies and our business is dependent upon the increased growth of cryptocurrencies. As relatively new products and technologies, cryptocurrencies have not been widely accepted as a means for payment of goods and services by major retail and commercial outlets. A significant portion of the demand for cryptocurrencies is generated by speculators and investors seeking to profit from short-terms fluctuations in the price of cryptocurrencies. The growth of this industry in general is subject to a high degree of uncertainty. Factors affecting the further development of this industry, include, but are not limited to:

•	continued worldwide growth in the adoption and use of digital currencies;

•	government and quasi-government regulation of cryptocurrencies and other digital assets and their use, or restrictions on, or regulation of, access to and operation of the digital asset systems;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocol for the mining and transfer of cryptocurrencies;

•	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	regulatory or other issues relating to the cryptocurrency exchanges;

•	concerns about the security of cryptocurrencies and fraud;

•	the difficulty in recovering stolen cryptocurrency, whether such theft is though hacking a wallet or a network or physical robbery;

•	general economic conditions and the tax and regulatory environment relating to digital assets; and

•	a negative consumer perception of cryptocurrencies.

Our ability to operate profitably may be affected by fluctuations in the market price of cryptocurrency.

Our ability to operate profitably will be affected by the value of the cryptocurrencies. The market price and fluctuations in the market price of cryptocurrency may affect the willingness of potential miners to purchase mining equipment or to enter the business of cryptocurrency mining. Factors that may affect the price of cryptocurrency and consequently the market for mining rigs include: the total number of outstanding units of cryptocurrency, the demand for cryptocurrency; the global supply and demand for the cryptocurrency; investors’ expectations with respect to the rate of inflation or deflation of cryptocurrency and fiat currency; interest rates; currency exchange rates, including the rates at which any cryptocurrency may be exchanged for fiat currencies; the ability to exchange cryptocurrency for fiat currency; the liquidity of the exchanges on which the cryptocurrency can be purchased, sold or exchanged for fiat currency; interruptions in service from or failures of exchanges; cyber theft of cryptocurrency from online wallet providers, scams involving cryptocurrency, or news of such theft from such providers or from individuals’ wallets; investment and trading activities of large investors; monetary policies of governments, trade restrictions, currency devaluations and revaluations; regulatory measures, if any, that restrict the use of cryptocurrency as a form of payment or the trading or exchanging of cryptocurrency for fiat currency or the exchanges on which cryptocurrencies are traded; the availability and popularity of businesses that provide cryptocurrency-related services; the maintenance and development of the open-source software protocol of the mining and trading in cryptocurrencies; increased competition from other forms of cryptocurrency or payments services; global or regional political, economic or financial events and situations; expectations among cryptocurrency participants that the value of cryptocurrency will soon change; fees associated with processing a cryptocurrency transaction, as well as a discomfort with cryptocurrency not related to any specific factor.

If miners cease or reduce operations or delay recording transactions, the market for the mining rigs may be adversely affected.

If miners cease expending processing power to solve blocks, confirmations of transactions on the blockchain could be slowed. A reduction in the processing power expended by miners could reduce the market for the cryptocurrency mining rigs, and, consequently the market for and price of our equipment.

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Any failure to keep pace with technological changes relating to blockchain products, may impair our ability to sell our cryptocurrency mining rigs.

The market for products based used with blockchain technology, such as cryptocurrencies, is characterized by rapid technological change, frequent product and service innovation and evolving industry standards. The success of our business depends on several factors, including our ability to develop next generation equipment to meet the anticipated needs of the users of blockchain technology. Failure in this regard may significantly impair our competitiveness and financial results. Further, our business plan is based on GPU-generated cryptocurrencies. To the extent that other technologies evolve to replace GPU-based mining result is a decline in the market for our mining rigs, we may incur a competitive disadvantage and we may incur significant costs in re-engineering our equipment to meet the most current developments. In the event that we develop new equipment based on anticipated technological developments and the market prefers a different technology developed by our competitors, our ability to sell our product may be impaired. Furthermore, uncertainties about the timing and nature of new technologies, or modifications to existing technologies, could increase our research and development expenses.

Regulatory changes or actions may restrict the use of cryptocurrencies in a manner that adversely affects our business.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies with certain governments deeming them illegal while others have allowed their use and trade. On-going and future regulatory actions may alter, perhaps to a materially adverse extent, our ability to continue to operate. The effect of any future regulatory change on the market for our products is impossible to predict, but such change could be substantial and adverse to us.

Risks Concerning our Common Stock

Because our common stock is a penny stock, you may have difficulty selling our common stock in the secondary trading market.

Our common stock is a penny stock, as defined by the SEC regulations, and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock by making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock.

Our disclosure controls and our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our financial condition together with the fact that we presently have one part-time employee, who is both our chief executive officer and chief financial officer, makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

Our lack of a full-time chief financial officer could affect our ability to develop financial controls, which could affect the market price for our common stock.

We do not have a full-time chief financial officer. At present, our chief executive officer, who does not have an accounting background, is also acting as our chief financial officer. We do not anticipate that we will be able to hire a qualified chief financial officer unless our financial condition improves significantly. The lack of an experienced chief financial officer, together with our lack of internal controls, may impair our ability to raise money through a debt or equity financing as well as the market for and the market price of our common stock.

We do not have any independent directors.

At present, we do not have any independent directors. Our sole director is Daniel Tsai, who is our chief executive officer and chief financial officer. Because we have no independent director, we do not have any checks and balances on Mr. Tsai, which may make it difficult for us to develop internal controls and to raise money in the financial markets.

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Our stock price may be volatile and your investment in our common stock could suffer a decline in value.

The dollar volume trading in our stock is low and we cannot assure you that any significant market will develop. As a result, any reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

•	our low stock price, which may result in a modest dollar purchase or sale of our common stock having a disproportionately large effect on the stock price;

•	the market’s perception as to our ability to generate positive cash flow or earnings;

•	changes in our or securities analysts’ estimate of our financial performance;

•	our ability or perceived ability to obtain necessary financing for our operations;

•	the perception of the market for our cryptocurrency and our ability to generate revenue and cash flow from the mining and sale of cryptocurrency;

•	the risks concerning cryptocurrency;

•	the anticipated or actual results of our operations;

•	changes in market valuations of other companies in the cryptocurrency industry;

•	litigation or changes in regulations affecting cryptocurrencies;

•	concern about our lack of internal controls;

•	any discrepancy between anticipated or projected results and actual results of our operations;

•	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

•	other factors not within our control.

Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer a dilution, which could be significant. We may have difficulty in raising funds through the sale of debt securities because of both our financial position, the lack of any collateral on which a lender may place a value, and the absence of any history of revenue or operations. If we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

We do not intend to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contain “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

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These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

•	Our ability to market our mining rigs;

•	The market for cryptocurrency mining rigs;

•	Our ability to obtain the necessary financing for us to develop our business;

•	Changes in national, regional and local government regulations, taxation, controls and political and economic developments that affect or prohibit the market and marketability of cryptocurrencies which in turn affects the market for our products;

•	Changes in the algorithms for cryptocurrencies which may affect the market for our mining rigs;

•	Our ability to market products with the most current technological developments desired by the market;

•	Our ability to obtain and maintain any permits necessary for our business;

•	Our ability to identify, hire and retain qualified executive, administrative, research and development, and other personnel;

•	Our ability to protect any intellectual property we may develop;

•	The costs associated with defending and resolving potential legal claims, even if such claims are without merit;

•	The development of a significant market for our common stock;

•	Actions by third parties to either sell or purchase our common stock in quantities that would have a significant effect on our stock price;

•	Risks generally associated with both the cryptocurrency industry and the sale of mining rigs to the cryptocurrency industry;

•	Current and future economic and political conditions;

•	The impact of changes in accounting rules on our financial statements;

•	Other assumptions described in this prospectus; and

•	Other matters that are not within our control.

 Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

The forward-looking statements in this prospectus speak only as of the date of this prospectus and you should not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under in this prospectus, including those described under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in other reports and documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of their common stock.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of July 23, 2018, and the number of shares of our common stock that may be offered by the selling stockholder pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholder” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholder. The following table sets forth, as to the selling stockholder, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

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			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
Jose Maria Eduardo Gonzalez Romero	25,000,0001	25,000,000	0	0%

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1	This number reflects the total number of shares of common stock issuable upon conversion of the convertible notes held by Mr. Romero. The notes cannot be converted to the extent that, upon conversion, Mr. Romero and his affiliates would own more than 4.99% of our common stock. Based on the 78,452,286 shares of common stock outstanding on the date of this prospectus, the note can presently be converted into 4,125,103 shares of common stock, which is the number of shares beneficially owned by Mr. Romero pursuant to Rule 13d-3 under the Securities Exchange Act. If and when Mr. Romero sells shares issued upon conversion of his notes, he may convert the note from time to time, as long as no conversion brings his ownership, together with that of his affiliates, to more than 4.99% of our outstanding common stock after giving effect to the conversion.

The selling stockholder does not have, and within the past three years has not had, any position, office or material relationship with us or with any of our predecessors or affiliates.

Pursuant to a loan and security agreement dated March 20, 2018, Mr. Romero made loans to us totaling $500,000 in March through June 2018, for which we issued our 5% two-year convertible secured promissory notes in the total principal amount of $500,000. The notes are convertible into common stock at a conversion price of $0.02 per share. The proceeds of the notes are being used to inventory and for working capital and other corporate purposes, and, to the extent that the proceeds of the loan are being used to purchase inventory, we agreed to grant him a security interest in the purchased equipment. The notes provide that they cannot be converted to the extent that, after giving effect to conversion, the holder and his affiliates would beneficially own 4.99% of our common stock. The notes give the holder the right, on 61 days’ notice, to increase or decrease the percentage; provided, that in no event can the percentage exceed 9.99%.

PLAN OF DISTRIBUTION

The selling stockholder and any of his pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices that may or may not be related to the market price at the time. Subject to the foregoing, the selling stockholder may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

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To the extent permitted under Rule 144, the selling stockholder may also sell the shares owned by him pursuant to Rule 144. As of the date of this prospectus, holders of our common stock cannot use Rule 144 for the sale of restricted securities because we are classified as a shell company. However, we will cease to be a shell company when we commence our business activities. Even if we are no longer a shell company, Rule 144 contains restrictions on the use of Rule 144.

Broker-dealers engaged by the selling stockholder may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholder is not an affiliate of any broker-dealer.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by him and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholder may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholder and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholder has informed us that he does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholder sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the OTCQB market and has been traded under symbol JRVS since May 4, 2018. From April 2014 until May 3, 2018, our common stock was traded under the symbol DIMN. The market for our common stock is limited and can be volatile. The following table sets forth the high and low bid prices relating to our common stock on the OTCQB on a quarterly basis for the periods indicated, as reported by the OTC Markets Group website. The quotations reflect interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

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Quarter Ended	High Bid	Low Bid
July 31, 2018	$0.11	$0.185
April 30, 2018	$0.15	$0.045
January 31, 2018	$0.065	$0.022
October 31, 2017	$0.13	$0.03
July 31, 2017	$0.15	$0.221
April 30, 2017	$0.209	$0.08
January 31, 2017	$0.21	$0.10
October 31, 2016	$0.51	$0.158
July 31, 2016	$0.46	$0.17
April 30, 2016	$0.55	$0.18
January 31, 2016	$0.8499	$0.3651
October 31, 2015	$0.64	$0.2501

On September 6, 2018, the last reported price for the common stock, as reported on the OTC Markets website, was $0.18.

Stockholders

As of July 20, 2018 we had 28 stockholders of record of our common stock.

Transfer Agent

The transfer agent for the common stock is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, telephone (813) 344-4490.

Dividend Policy

We have not paid dividends and we do not anticipate paying dividends in the near future.

BUSINESS

Our Business

We are in the process of developing the business of selling computer equipment which can be used for the mining of cryptocurrency. The mining of cryptocurrency involves the use of a powerful computer to run apps that solve complicated mathematical problems with the result that the operator, or miner, generates cryptocurrency. The industry commonly refers to this computer equipment as “mining rigs.” We plan to develop and sell graphic processing unit (GPU)-based mining rigs based on our specifications. In July 2018, we introduced our first cryptocurrency miner, the Ai-1 which we designed and had manufactured to our specifications by GIGAIPC. Our mining rigs are GPU based, which can be used to generate a wide variety of cryptocurrencies, as contrasted with application specific integrated circuits, known as ASIC, which are designed specifically for mining Bitcoin. Our mining rigs use multiple GPU processors to provide the cryptocurrency miners with what we believe is maximum output.

The Ai-1 features advanced technologies that are designed to provide cryptocurrency mining companies with what we believe provides superior performance, including:

•	Ai-1 is equipped with a high performance GPU designed for cryptocurrency mining, the Ai-1 is designed to be compatible with most of the popular cryptocurrency algorithms including Ethash (Ethereum, Ethereum Classic), Equihash (Bitcoin Gold, ZCash), CryptoNightV7 (Monero), and Lyra2Rev2 (Vertcoin).

•	Ai-1 comes standard with a professional closed-system chassis and ten cooling fans to keep the GPUs operating at the optimal temperature and drive down air-conditioning cost.

•	Ai-1 requires minimum assembly and comes pre-installed with EthOS, an operating system specialized in mining.

We have ordered 43 units from GIGAIPC. Three of these units have been tested by GIGAIPC and the remaining units are scheduled for testing. The testing includes generating cryptocurrency, which GIGAIPC sells for its account. We anticipate that GIGAIPC will test all mining rigs that we purchase from GIGAIPC.

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The Cryptocurrency Industry

Cryptocurrency is a digital or virtual currency that uses cryptography for security. The first popular cryptocurrency was Bitcoin, which was launched in 2009. As of May 2018, there were reportedly more than 17 million bitcoins in circulation with a total market value of over $140 billion. Bitcoin’s success has spawned a number of competing cryptocurrencies. Cryptocurrencies are based on a public ledger known as blockchain, which stores all past transactions. When a new transaction is initiated, a cryptocurrency miner needs to ensure that the information is accurate and add the transaction to the blockchain. Cryptocurrency miners receive a small amount of cryptocurrency as a reward for the service provided. Cryptocurrencies earned through mining can subsequently be sold on open exchanges and converted into fiat currency. Fiat currency is any money which is declared by a government to be legal tender, including state-issued currency.

Blockchain technology has revolutionized the way that currencies are structured and created. The Ether currency is created by running hashing algorithms in a process called mining. Mining cryptocurrencies requires a computer to continuously run a cryptographic hash function, which is a way to reduce an arbitrarily large amount of data (in this case a block on the blockchain) to a datum of a fixed size (a string of so many numbers and letters). GPUs are logic chips that can be used to mine cryptocurrencies and are designed to solve complex 3D imaging algorithms in order to generate the particular cryptocurrency it is mining. GPUs have the ability to be able to mine multiple types of cryptocurrencies, unlike application specific integrated circuits, known as ASIC, which are designed specifically for mining Bitcoin.

The Securities and Exchange Commission has issued warnings concerning cryptocurrencies and initial coin offering. Although claims have been made that cryptocurrencies are not securities, and therefore not subject to regulation by the SEC and the equivalent regulatory bodies of other countries, whether that claim proves correct with respect to any digital asset that is labeled as a cryptocurrency will depend on the characteristics and use of that particular asset. The SEC is focusing on cryptocurrencies and initial coin offerings.

Our Former Business

Prior to the March 2018, we were seeking to acquire and explore mineral properties. However, we were not successful in that business, which never generated any revenue, and we have discontinued that business. When the present management acquired control in March 2018, we anticipated that we would engage in cryptocurrency mining. We have changed our focus and we are now designing and planning to market cryptocurrency mining rigs.

Organization

We are a Nevada corporation incorporated on October 19, 2019 under the name Oconn Industries. On February 16, 2012, we changed our corporate name to Oconn Industries Corp., and on April 1, 2014 we changed our corporate name to Diamante Minerals, Inc. On March 20, 2018, we changed our corporate name to iMine Corporation.

Our address is 8520 Allison Pointe Blvd Ste. 223 #87928, Indianapolis, Indiana 46250, telephone (877) 464-6388. Our corporate website is www.iminecorp.com. Information on our website or any other website does not constitute a part of this prospectus.

Source of Supply

Our Ai-1 mining rigs are manufactured by GIGAIPC to our specification pursuant to purchase orders which we placed with GIGAIPC. As part of the manufacturing process, GIGAIPC tests the equipment by generating cryptocurrency using our mining rigs to confirm that the mining rig will generate cryptocurrency. GIGAIPC retains any cryptocurrency which it generated in the testing process, and we have no interest in the cryptocurrency. When we order the equipment we specify the configuration the components. As of July 20, 2018, GIGAIPC has tested three of the 43 mining rigs that we orders and we expect delivery of those three units during August 2018. We anticipate that the balance of our order will be delivered by the end of September 2018, although we cannot assure you that such schedule will be met.

We do not presently have a supply agreement with GIGAIPC. On July 13, 2018, we entered into a five-year strategic relationship agreement with GIGAIPC. Pursuant to the agreement, during the five-year term, GIGAIPC will not sell cryptocurrency mining rigs except to us and our designees, and we will only purchase mining rigs from GIGAIPC.

Marketing

Through July 20, 2015, we have not sold any mining rigs. We are in the process of introducing our Ai-1 mining rig to the cryptocurrency market. We anticipate that we will introduce our Ai-1 mining rig though a campaign that includes attendance at trade shows and other marketing activities directed at the cryptocurrency mining market.

Our marketing effort will be conducted primarily by our chief executive officer, Daniel Tsai. We do not presently have any sale or marketing employees. We will need hire additional marketing and service personnel if we are successful in our initial marketing effort.

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On July 19, 2018, we entered into a nonexclusive distribution agreement with Sunwai Technology for the Republic of China (Taiwan). The agreement does not have any minimum purchase requirements, but it requires Sunwai to conduct an aggressive marketing program, consistent with prudent business practice.

Our mining rigs sell in the range of $8,000 to $11,000, depending on the configuration. The prices of mining rigs reflect the changes in the cryptocurrency market. We do not anticipate that we will arrange financing for any of our sales and that our customers will pay the purchase price upon delivery. We may in the future seek to develop a relationship with a leasing company that would provide financing to customer who wish to pay on installment basis; but we have not entered into any negotiations with respect to such an agreement and we cannot assure you that we will be able to offer financing to customers. The lack of a financing alternative may impair our ability to sell our products.

We do not provide service or warranties, and we do not have an agreement with GIGAIPC relating to warranties or extended warranties. Our equipment is assembled by GIGAIPC to our specifications and includes components which may be provided by different manufacturers, including GIGAIPC and its parent company. Each part has its own manufacturer’s warranty, which can range from three months to one year. We pass on to customers the warranties from the manufacturer, principally GIGAIPC, and customers will deal directly with the manufacturer. To the extent that the equipment contains components from different manufacturers, the customer needs to identify the component that the customer believes is not functioning properly, determine the manufacturer of the component and deal with the warranty processing department of the component manufacturer in order to resolve the problem.

Government Regulations

We are subject to government regulations that are applicable to businesses generally, including those relating to workers’ health and safety, wage and hour and labor practices and anti-discrimination laws and regulations.

Research and Development

We have not engaged in any research and development activities.

Intellectual Property Rights

We do not have any patent, copyright or trade mark rights, although we consider the design of our mining rigs to be our trade secret. However, we cannot assure you that we will be able to protect our trade secrets.

Competition

In marketing our mining rigs, we compete with a number of domestic and foreign companies that are actively marketing mining rigs to the cryptocurrency industry, SharkMining, MiningStore, MiningCave, MinShop and PandaMiner. These companies are larger, better known and better capitalize than we are and the generally offer a range of products to cryptocurrency miners. Our competitors not only sell the equipment but also market the concept of cryptocurrency mining and provide information to help a user get started in the cryptocurrency mining business. Some of our competitors also have personnel to provide chat advice through the website, which our website does not have.

We believe that competition is based on both price, cost of operation, including electricity cost, and features. Because one of the major costs in cryptocurrency mining is electricity, since the mining rigs may be in operation on a 24/7 basis and they consume substantial amounts of electricity, to the extent that a mining rig can reduce electricity costs it would be attractive to users. To the extent that our competitors can generate interest in cryptocurrency mining, they may have a marketing advantage in selling products to new cryptocurrency miners.

Property

We do not own or lease any real property.

Employees

We have one employee, our chief executive officer and chief financial officer, Daniel Tsai.

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MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

Prior to March 16, 2018, we were engaged in the development of mining assets. We never generated any revenue from this business and as of April 30, 2018, all of the assets associated with the mining business have been fully reserved against and have no value.

On March 16, 2018, we had a change in management, with the resignation of our sole director and chief executive officer and our chief financial officer, and the appointment of a new director and chief executive officer, who is our sole executive officer. With the change of management, we changed our business. We are now in the process of developing the business of designing and selling computer equipment which can be used for the mining of cryptocurrency. Through the date of this prospectus, we have not generated any revenue from the sale of our mining rigs and we cannot assure you that we will be successful in the development of this business. Through April 30, 2018, our business activity has been limited to ordering the computer equipment for inventory and developing our business plan.

In order to move forward with our new business, we will need to raise a significant amount of funds. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing would result in additional dilution to existing stockholders.

During the period from March through June 2018, we raised $500,000 from the sale of our convertible notes in the principal amount of $500,000. The proceeds of these notes were used to purchase our inventory and for working capital purposes, including expenses relating to our status as a public company.

The terms of our employment agreements with our former chief executive officer, Chad Ulansky, and our former chief financial officer, Jennifer Irons, have had a significant effect upon the results of our operations during the nine months ended April 30, 2018 and 2017 and the years ended July 31, 2017 and 2016. Pursuant to our employment agreements with each of Mr. Ulansky and Ms. Irons, we structured individual deferred share unit plans for their benefit. Each deferred share unit plan provides that, at our election, Mr. Ulansky or Ms. Irons (as the case may be) may receive all of his or her employment compensation due in the financial quarter in the form of deferred share units. Any such deferred stock units are to be credited to accounts maintained for each of Mr. Ulansky and Ms. Irons by us on a quarterly basis. The number of deferred stock units to be credited in a financial quarter is determined by dividing the compensation earned in such financial quarter by the fair market value. Upon termination of employment with us, other than as a result of death, each of Mr. Ulansky and Ms. Irons (as the case may be) may elect to receive one share of our Company’s common stock in respect of each whole deferred stock unit credited to his or her account or cash equal to the fair market value of such share. Subsequent to the July 31, 2017 year end, Mr. Ulansky and Ms. Irons agreed to waive the deferred stock units that had been issued to them under their deferred share unit plans. As a result of the grant of the deferred stock units, we recognize compensation equal to the compensation earned by Mr. Ulansky and Ms. Irons pursuant to their employment agreements. In addition, there is a management fee or management fee recovery based on changes in the market price of our common stock. If the price of our stock declines, there is a recovery of the management fee equal to the change in value of the stock underlying the deferred stock units, and if the price of our common stock increases there is a management fee equal to the increase in value. In connection with their resignation in March 2018, Mr. Ulansky and Ms. Irons released us from any obligation we have to them, including payments due under their employment agreements. When Mr. Ulansky and Ms. Irons waived their rights to the deferred stock units, the value of the waived deferred stock units is treated as a management fee recovery.

Nine months ended April 30, 2018 and 2017

We have generated no revenues since inception.

For the three months ended April 30, 2018, we generated a loss of $1,797,291, or $0.03 per share (basic and diluted) as compared with net income of $52,169, or $0.00 per share (basic and diluted) for the three months ended April 30, 2017. The principal expenses for the three months ended April 30, 2018 were general and administrative expenses of $262,085, which related to executive compensation, including the cash compensation payable to our new chief executive officer and a consultant, and stock-based expenses of $1,484,000 representing the fair market value of common stock issued to the chief executive officer, a consultant and the former chief executive officer. For the three months ended April 30, 2018, we incurred a management fee recovery of $19,572, representing the value of the cancellation of deferred stock units to our former chief executive officer and chief financial officer, and in the comparable period of 2017, we had a recovery of $68,051, resulting from the change in market value of deferred stock units in that period. We generate income for the three months ended April 30, 2017 as a result of the recovery of the management fees. We also incurred professional fees of $46,715 for the three months ended April 30, 2018 and $39,075 for the three months ended April 30, 2017 and we recognized a recovery of tax filing penalties of $30,000 in the three months ended April 30, 2017.

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For the nine months ended April 30, 2018, we generated a loss of $1,214,694, or ($0.02) per share (basic and diluted) as compared with net income of $155,613, or $0.00 per share (basic) and $0.01 (diluted) for the nine months ended April 30, 2017. The principal expenses for the nine months ended April 30, 2018 were general and administrative expenses of $277,302, representing cash compensation payable to our newly-elected chief executive officer and a consultant and stock-based expenses of $1,484,000, representing the fair market value of common stock issued to the newly elected chief executive officer, our former chief executive officer and a consultant. We recognized a management fee recovery of $658,427 for the nine months ended April 30, 2018 and $254,543 for the nine months ended April 30, 2017; the recovery during the current period resulting from the waiver by the former chief executive officer and the chief financial officer of deferred stock units and subsequent fulfilment of these obligations through their respective release agreements. The recovery in the comparative period is due to the change in market price of the shares, upon which the deferred share units were measured. The income for the nine months ended April 30, 2017 results from the recovery of the management fees. We also incurred professional fees of $87,756 for the nine months ended April 30, 2018 and $110,379 for the nine months ended April 30, 2017 and we recognized a recovery of tax filing penalties of $30,000 in the nine months ended April 30, 2017. The nine months ended April 30, 2018 also include accrued interest on the convertible loans of $24,063. During the nine months ended April 30, 2017, we incurred additional legal costs related to the loan to Blendcore, as well as additional legal and accounting costs for the filing of a registration statement under the Securities Act.

Years Ended July 31, 2017 and 2016

We did not generate any revenues during the years ended July 31, 2017 and July 31, 2016.

For the year ended July 31, 2017, total operating expenses were $53,802, comprised of general and administrative expenses of $27,107, management fee recovery of $73,570, professional fees in the amount of $130,265 and recovery of tax filing penalties of $30,000. For the year ended July 31, 2016, total operating expenses were $778,653, comprised of general and administrative expenses of $35,857, management fees of $602,241, professional fees of $110,555 and tax filing penalties of $30,000.

For the year ended July 31, 2017, we had a net loss of $8,074,759, as compared to a net loss for the year ended July 31, 2016 of $993,653.

Liquidity and Capital Resources

The following table summarizes our changes in working capital from July 31, 2017 to April 30, 2018:

	April 30, 2018	July 31, 2017	Change	% Change
Current assets	$385,043	$198,640	$186,403	93.8%
Current liabilities	274,063	707,645	(433,582)	(61.3)%
Working capital	$110,301	$(509,005)	$619,306

The following tables summarize our cash flows the nine months ended April 30, 2018 and 2017 and the years ended July 31, 2017 and 2016.

	Nine Months Ended April 30,		Year Ended July 31,
	2018	2017	2017	2016
Cash flows used in operating activities	$(493,747)	$(172,809)	$(163,470)	$(128.726)
Cash flows used in investing activities	--	(30,000	--	(215,000)
Cash flows provided by financing activities	350,000	--	(30,000)	--
Net change in cash during the period	$(143,747)	$(202,809)	$193,470	(343,726)

Going Concern

Our auditors have issued a going concern opinion on our audited financial statements for the year ended July 31, 2017. As at April 30, 2018, we had not generated any revenue. During the period ended April 30, 2018, we incurred a loss of $1,214,694, and at April 30, 2018, we had an accumulated deficit of $10,730,010. We require significant funding for our operations, and we cannot assure you that we will be able to obtain necessary financing on reasonable, if any, terms. Equity financing would result in additional dilution to existing stockholders. We currently have no agreements or arrangements to obtain funds through bank loans, lines of credit or any other sources. There is no assurance we will ever be successful doing so.

Our ability to begin operations in its new field of selling computer equipment for the mining of cryptocurrency is dependent upon, among other things, obtaining additional financing to continue operations, and development of our business plan. We have not generated any revenue from this business through April 30, 2018, and we cannot give any assurance as to our ability to operate profitably.

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These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Use of Estimates: The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses, including the valuation of non-cash transactions. Actual results may differ from these estimates.

Revenue Recognition: In May 2014, the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board (IASB) jointly issued a converged standard, Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 addresses the recognition of revenue based upon the payment and performance obligations of the seller and buyer. We will adopt Topic 606 on August 1, 2018. Since we have not generated any revenue in the past, the adoption of Topic 606 will not require any adjustment resulting from the adoption of Topic 606.

MANAGEMENT

Executive Officers and Directors

Name	Age	Position(s)
Daniel Tsai	39	Chief executive officer, chief financial officer, president, secretary and director

Mr. Tsai has been our chief executive officer, chief financial officer, president, secretary and a director since March 16, 2018. He has been a consultant to privately-owned cryptocurrency mining operations based in various countries since 2013, and he has been involved in blockchain cryptocurrency-based mining since late 2009. In 2004, he founded and, from 2004 until 2009, he operated a China-based virtual-currency “play-money workshop” for massively multiplayer online role-playing games. The company’s business model was to have its employees play massively multiplayer online games to acquire in-game currencies while later selling the in-game currencies for real-world currencies. Mr. Tsai has extensive experience in cryptocurrency mining, mining pools and mining hardware equipment and design. We believe that Mr. Tsai’s experience in the cryptocurrency field is important for us to engage in that industry.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Committees of the Board of Directors

We do not have any committees of our board of directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors of the Company and persons who beneficially own more than 10% of our equity securities to file reports of ownership and changes in their ownership with the SEC. Based solely on our review of copies of such reports and representations from the reporting persons, we believe that during the fiscal year ended July 31, 2017, the reporting persons were compliant with their respective obligations under section 16(a) of the Exchange Act.

Executive Compensation

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended July September 30, 2017 and 2016, earned by or paid to our executive officers.

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Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Options/ Warrant Awards (1)	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		$	$	$	$	$	$	$	$
Chad Ulansky, CEO, CFO and President (1)	2017	-	-	-	-	-	$(71,237)	-	$(71,237)
	2016	-	-	-	-	-	460,144		460,144
Jennifer Irons, CFO (2)	2017	-	-	-	-	-	(2,334)	-	(2,334)
	2016	-	-	-	-	-	142,098	-	142,098

__________

(1)

Mr. Ulansky received compensation comprised of a deferred share unit plan, described under “Employment Agreements.” Compensation for 2017 shows the net recovery recorded by us. Mr. Ulansky resigned on March 16, 2018.

(2)

Ms. Irons received compensation comprised of a deferred share unit plan as described under “Employment Agreements.” Compensation for 2017 shows the net recovery recorded by us. Ms. Irons resigned on March 16, 2018.

Employment Agreements

Effective as of October 16, 2014, we entered into an employment agreement with Mr. Ulansky pursuant to which we employed Mr. Ulansky as our chief executive officer for three years. As compensation for his services, Mr. Ulansky received an annual base salary of $400,000 for the first year, $450,000 for the second year and $500,000 for the third year. The employment agreement automatically renews on each anniversary of the Agreement for one additional year term unless either party elects not to terminate the agreement.

Effective as of July 12, 2015, we entered into an employment agreement with Ms. Irons pursuant to which we employed Ms. Irons as our chief financial officer for three years. As compensation for her services, Ms. Irons received an annual base salary of $125,000 for the first year, $137,500 for the second year and $150,000 for the third year.

Pursuant to our employment agreements with each of Mr. Ulansky and Ms. Irons, we structured individual deferred share unit plans for their benefit effective as of the effective dates of their respective employment agreements. The deferred share unit plans provide that, at our sole election, Mr. Ulansky or Ms. Irons may receive all of his or her employment compensation in the form of deferred share units. The number of deferred stock units to be credited in a financial quarter is determined by dividing the compensation earned in the financial quarter by the fair market value of the common stock, calculated as defined in the agreements. Upon termination of employment, other than as a result of death, each of Mr. Ulansky and Ms. Irons may elect to receive one share of common stock in respect of each whole deferred stock unit credited to his or her account or cash equal to the fair market value of such share. In the event of the death of Mr. Ulansky or Ms. Irons, we are required to pay to his or her legal representative an amount in cash equal to the fair market value of the shares to which he or she would have otherwise been entitled to receive in respect of the deferred stock units credited to his or her account.

Subsequent to the July 31, 2017 year end, Mr. Ulansky and Ms. Irons agreed to waive a portion of the deferred stock units that have been issued to them under their respective deferred share unit plans.

Mr. Ulansky and Ms. Irons resigned from their positions on March 16, 2018. In connection with their resignations, we entered into release agreements with them pursuant to which we issued 1,500,000 shares of common stock, valued at $84,000, to Mr. Ulansky and paid $25,000 to Ms. Irons in full satisfaction of any obligations, including obligations under employment agreements and deferred stock agreements, we had to them.

On March 19, 2018, we entered into a one-year employment agreement with Mr. Tsai, pursuant to which we issued to Mr. Tsai 17,500,000 shares of common stock, valued at $980,000, and agreed to pay Mr. Tsai $164,706 to cover the federal income tax on the value of the stock and the tax payment. The shares are fully vested.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards at July 31, 2017.

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PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of August 31, 2018, by:

•	Each director;

•	Each current officer named in the summary compensation table;

•	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and

•	All directors and officers as a group

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of warrants granted by us) within 60 days of August 31, 2018

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Daniel Tsai 8520 Allison Pointe Blvd Ste. 223 #87928, Indianapolis, Indiana 46250	17,500,000	22.3%

Iconic Private Equity Partners[1] 8th Floor, Asia Standard Tower, Nos. 59-65 Queen's Road Central, Hong Kong	8,333,333	10.6%

Chad Ulansky[2] 1302 Green Bay Rd, West Kelowna, BC, Canada V4T 2B6	6,180,000	7.9%

Element 29 Ventures Ltd.[2] 203-1634 Harvey Avenue, Kelowna, BC, Canada VIY 6G2	4,680,000	6.0%

The Panama Fund SA3 World Trade Center, Piso 7, Oficina 703, Panama City, Panama	4,900,000	6.2%

All officers and directors as a group (one individual)	17,500,000	22.3%

________

1	Elliot Choi, as the sole equity owner of Iconic Private Equity Partners, has the sole right to vote and dispose of the shares owned by Iconic Private Equity Partners.
2	The shares beneficially owned by Mr. Ulansky include the 4,680,000 shares owned by Element 29 Ventures and the 1,500,000 shares owned by Mr. Ulansky. Mr. Ulansky, as president of Element 29 Venture, has the sole right to vote and dispose of the shares owned by Element 29 Ventures.
3	Marco Williams De Souza and Rodolfo Wright of Williams & Associates (the practicing legal license company administering The Panama Fund) have voting and dispositive power over the shares held by The Panama Fund.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended July 31, 2017, Element 29 Ventures, of which Mr. Ulansky is president, paid $3,167 in cash expenses and vehicle rental on our behalf, which amounts were fully repaid by us in February, April and June 2017.

In connection with their resignations as officers and, in Mr. Ulansky case, director, we entered into release agreements with them pursuant to which we issued 1,500,000 shares of common stock, valued at $84,000, to Mr. Ulansky and paid $25,000 to Ms. Irons in full satisfaction of any obligations, including obligations under employment agreements and deferred stock agreements, we had to them.

Included in accounts payable and accrued liabilities is $2,538 at July 31, 2017 due to companies with common management. Prior to March 16, 2018, we shared office space with other companies in order to take advantage of cost sharing opportunities and management services. Two of these companies are: Kel-Ex Developments Ltd., a significant stockholder, which shared the services of our chief financial officer; and Metalex Ventures Ltd., a publicly traded company which shares the services of our chief executive officer and chief financial officer. During the nine months ended April 30, 2018, the related parties invoiced us for a total of $6,755 and during the year ended July 31, 2017, the related parties invoiced us for a total of $14,455.

On March 19, 2018, we entered into a one-year consulting agreement with Iconic Private Equity Partners pursuant to which we issued 7,500,000 shares of common stock, valued at $420,000, and agreed to pay $70,588 to Iconic Private Equity Partners.

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Director Independence

We have no independent directors.

CHANGE IN INDEPENDENT ACCOUNTANTS

On July 5, 2018, our sole director dismissed Davidson & Company LLP Professional Accountants (“Davidson”) as our independent registered public accounting firm and approved the engagement of KCCW Accounting Corp. (“KCCW”) as our independent registered public accounting firm.

Davidson issued an auditor’s report for the fiscal years ended July 31, 2017 and 2016, which did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such report contained an explanatory paragraph in respect to uncertainty as to the Registrant's ability to continue as a going concern.

During the period of Davidson’s engagement and any subsequent interim periods through the date of such dismissal, there were no disagreements with Davidson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Davidson would have caused them to make reference thereto in connection with their report on the financial statements for the years ended July 31, 2017 and 2016. Further, during such period, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

During the two fiscal years prior to KCCW’s engagement by us and any subsequent interim period prior to its engagement, we did not consult with KCCW with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Nevada Law Provisions Relating to Certain Transactions

Sections 78.378 through 78.3793 of the Nevada Revised Statutes contains voting limitations on certain acquisitions of control shares. Sections 78.411 through 78.444 contain restrictions of combinations with interested stockholders. The Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. In addition, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements.

Limitation on liability of officers and directors

Officers and directors shall have no personal liability to the corporation of its stock holders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of the NRS 78.300.

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Indemnification

Nevada law permits broad provisions for indemnification of officers and directors. Our bylaws have the following indemnification provisions:

Our directors shall cause us to indemnify a director or former director and they may cause us to indemnify a director or former director of a corporation of which we are or were a stockholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in a criminal or administrative action or proceeding to which he is made a party by reason of his or her being or having been our director or a director of such other corporation, including an action brought by us or such corporation. Each director on being elected or appointed is deemed to have contracted with us on the terms of this indemnity.

Our directors may cause us to indemnify an officer, employee or agent of us or of a corporation of which we are or were a stockholder (notwithstanding that he is also a director), and his or her heirs and personal representatives against all costs, charges and expenses incurred by him or them and resulting from his or her acting as an officer, employee or agent of us or such other corporation. In addition, we shall indemnify the secretary or an assistant secretary (if he is not a full-time employee and notwithstanding that he is also a director), and his heirs and legal representatives against all costs, charges and expenses incurred by him or them and arising out of the functions assigned to the secretary and each such secretary and assistant secretary, on being appointed is deemed to have contracted with us on the terms of the foregoing indemnity.

Our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of us or of a corporation of which we are or were a stockholder and his heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

- 22 -

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

If our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

Transfer Agent

The transfer agent for our common stock is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, telephone (813) 344-4490. .

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our financial statements included in this prospectus as of July 31, 2017 and 2016 and for the years then ended have been included in reliance on the reports of Davidson & Company, LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We file periodic reports with the Securities and Exchange Commission, including annual reports which include our audited financial statements and quarterly reports although we are not currently required to make such filings pursuant to the Securities Exchange Act. We also plan to include our SEC filings on our website. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website which provides online access to reports, registration statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

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F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

Diamante Minerals, Inc.

We have audited the accompanying financial statements of Diamante Minerals, Inc. (the “Company”), which comprise the balance sheets of Diamante Minerals, Inc. as of July 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years ended July 31, 2017 and 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamante Minerals, Inc. as of July 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended July 31, 2017 and 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Diamante Minerals, Inc. will continue as a going concern. As discussed in Note 9 to the financial statements, the Diamante Minerals, Inc. has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 9, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

October 30, 2017

F-2

DIAMANTE MINERALS, INC.

Balance Sheets

(Expressed in US Dollars)

As at	July 31, 2017	July 31, 2016
ASSETS

Current Assets
Cash	$197,190	$390,660
Prepaid expense	1,450	260
Total Current Assets	198,640	390,920

Prepaid Investment (Note 3)	-	7,992,000

TOTAL ASSETS	$198,640	$8,382,920

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$24,218	$60,169
Due to related party (Note 4)	683,427	756,997
Total Current Liabilities	707,645	817,166

STOCKHOLDERS' EQUITY (DEFICIENCY)
Capital Stock, par value $0.001, 300,000,000 shares authorized, 52,042,286 (July 31, 2016-52,042,286) shares issued and outstanding, respectively (Note 5)	52,042	52,042
Additional paid-in capital (Note 5)	8,954,269	8,954,269
Accumulated deficit	(9,515,316)	(1,440,557)
Total Stockholders’ Equity (Deficiency)	(509,005)	7,565,754

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$198,640	$8,382,920

Commitments and contingencies (Note 6)

The accompanying notes are an integral part of these audited financial statements.

F-3

DIAMANTE MINERALS, INC.

Statements of Operations

(Expressed in US Dollars)

	Year ended
	July 31, 2017	July 31, 2016

OPERATING EXPENSES
General and administrative	$27,107	$35,857
Management fees (recovery)	(73,570)	602,241
Professional fees	130,265	110,555
(Recovery of) tax filing penalties (Note 7)	(30,000)	30,000
TOTAL OPERATING EXPENSES	53,802	778,653
LOSS FROM OPERATIONS	(53,802)	(778,653)
OTHER INCOME AND LOSS
Write off of acquisition costs and investment (Note 3)	(8,022,000)	-
Derivative - change in fair value (Note 8)	-	(215,000)
Interest income	1,043	-
TOTAL OTHER INCOME AND LOSS	(8,020,957)	(215,000)
LOSS BEFORE INCOME TAXES	(8,074,759)	(993,653)
Provision for income taxes	-	-
LOSS FOR THE YEAR	$(8,074,759)	$(993,653)

Basic and Diluted Loss per Common Share	$(0.16)	$(0.02)

Basic and Diluted Weighted Average Common Shares Outstanding	52,042,286	52,042,286

The accompanying notes are an integral part of these audited financial statements.

F-4

DIAMANTE MINERALS, INC.

Statements of Changes in Stockholders’ Equity (Deficiency)

(Expressed in US Dollars)

	Number of Common Shares	Capital Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficiency)

Balance at July 31, 2015	52,042,286	$52,042	$14,145,391	$(5,638,026)	$8,559,407

Reserves transferred on expired share-based expenses (Note 5)	-	-	(5,191,122)	5,191,122	-
Loss for the year	-	-	-	(993,653)	(993,653)

Balance at July 31, 2016	52,042,286	52,042	8,954,269	(1,440,557)	7,565,754

Loss for the year	-	-	-	(8,074,759)	(8,074,759)
Balance at July 31, 2017	52,042,286	$52,042	$8,954,269	$(9,515,316)	$(509,005)

The accompanying notes are an integral part of these audited financial statements.

F-5

DIAMANTE MINERALS, INC.

Statements of Cash Flows

(Expressed in US Dollars)

	Year Ended
	July 31, 2017	July 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the year	$(8,074,759)	$(993,653)
Adjustments to reconcile loss to net cash used by operating activities:
Write off of acquisition costs	7,992,000	-
Write off of minority equity interest	30,000	-
Derivative - change in fair value	-	215,000
Changes in operating assets and liabilities:
Increase in prepaid expenses	(1,190)	(260)
Increase (decrease) in accounts payable and accrued liabilities	(35,951)	47,946
Increase (decrease) in due to related parties	(73,570)	602,241
Net cash used in operating activities	(163,470)	(128,726)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	-	-

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of minority equity investment	(30,000)	-
Loan receivable funds advanced	-	(215,000)
Net cash used in investing activities	(30,000)	(215,000)

Net change in cash	(193,470)	(343,726)
Cash, beginning of year	390,660	734,386

Cash, end of year	$197,190	$390,660

Non-cash financing and investing activities	$-	$-

Supplement Cash Flow Disclosures:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these audited financial statements.

F-6

DIAMANTE MINERALS, INC.

Notes to Audited Financial Statements

July 31, 2017 and 2016

(Expressed in US Dollars)

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Diamante Minerals, Inc. (“the Company”) was incorporated under the laws of the State of Nevada, U.S. on October 26, 2010. The Company is in the business of acquiring and exploring mineral properties.

The Company has not generated any revenue to date. For the period from inception on October 26, 2010 to July 31, 2017, the Company has accumulated losses of $9,515,316.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the SEC include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

Fiscal Period

The Company's fiscal year end is July 31.

Fair value of financial instruments

The Company measures the fair value of financial assets and liabilities based on US GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition, except for those arising from certain related party transactions which are accounted for at the transferor’s carrying amount or exchange amount.

Financial assets and liabilities classified as held-for-trading are measured at fair value, with gains and losses recognized in net income. Financial assets classified as held-to-maturity, loans and receivables, and financial liabilities other than those classified as held-for-trading are measured at amortized cost, using the effective interest method of amortization. Financial assets classified as available-for-sale are measured at fair value, with unrealized gains and losses being recognized as other comprehensive income until realized, or if an unrealized loss is considered other than temporary, the unrealized loss is recorded in income.

Financial instruments, including accounts payable and accrued liabilities are carried at amortized cost, which management believes approximates fair value due to the short term nature of these instruments.

F-7

The following table presents information about the assets that are measured at fair value on a recurring basis as at July 31, 2017, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and included situations where there is little, if any, market activity for the asset:

		Quoted Prices in	Significant Other	Significant
		Active Markets	Observable Inputs	Unobservable Inputs
	July 31, 2017	(Level 1)	(Level 2)	(Level3)
Assets:
Cash	$197,190	$197,190	$-	$-
Derivative asset	-	-	-	-
Total	$197,190	$197,190	$-	$-

While it currently has $nil value, the Company’s derivative asset (note 8) represents a Level 3 asset.

Share-based expenses

ASC 718 “Compensation - Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). If options expire unexercised, any amounts vested and previously recorded are reclassified to deficit.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Income Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and related party payables it will likely incur in the near future. The Company places its cash with financial institutions of high credit worthiness. At times, its cash balance with a particular financial institution may exceed any applicable government insurance limits. The Company's management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Net Loss Per Share of Capital Stock

In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of capital stock outstanding during the period.

F-8

Recent Accounting Pronouncements

In November 2015, FASB issued Accounting Standards Update (ASU) No, 201517 Income Taxes - Balance Sheet Classification of Deferred Taxes. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in the update. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. Early application is permitted. Management has reviewed the ASU and believes there will be no significant impact on the Company's financial statements.

In January 2016, FASB issued Accounting Standards Update (ASU) No. 201601 Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this Update make targeted improvements to generally accepted accounting principles (GAAP) as follows:

•	Require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
•	Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value.
•	Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities.
•	Eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.
•	Require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes.
•	Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.
•	Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements.
•	Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2017. Early application is permitted. Management has reviewed the ASU and believes there will be no significant impact on the Company's financial statements.

In February 2016, FASB issued Accounting Standards Update (ASU) No. 201602 Leases. The main difference of the update is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. Under this update, lessees will now be required to recognize the assets and liabilities arising from leases on the balance sheet. The economics of leases can vary for a lessee and those economics should be reflected in the financial statements; as such a distinction between finance leases and operating leases has been retained. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous leases guidance. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018. Early application is permitted. Management has reviewed the ASU and believes there will be no significant impact on the Company's financial statements.

In March 2016, FASB issued Accounting Standards Update (ASU) No. 201609 Stock Based Compensation - Improvements to Employee Share-Based Payment Accounting. Under this standard, all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) should be recognized as income tax expense or benefit in the income statements. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity should also recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2016. Early application is permitted. Management has reviewed the ASU and believes there will be no significant impact on the Company's financial statements.

F-9

In August 2016, FASB issued Accounting Standards Updated (ASU) No. 201615 Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments. This updated addresses eight specific cash flows issues with the objective of reducing the existing diversity in practice.

•	Debt prepayment or debt extinguishment costs
•	Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing
•	Contingent consideration payments made after a business combination
•	Proceeds from the settlement of insurance claims
•	Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies
•	Distributions received from equity method investees
•	Beneficial interests in securitization transactions
•	Separate identifiable cash flows and application of the predominance principle

This update is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2017. Early application is permitted.

In May 2017, FASB issued Accounting Standards Update (ASU) No. 201709 Compensation - Stock compensation. The Board is issuing this Update to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation-Stock Compensation, to a change to the terms or conditions of a share-based payment award. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendment is effective for annual periods beginning after December 15, 2017 and interim periods within those annual periods. Early adoption is permitted. The Company has not yet adopted this ASU. Management has reviewed the ASU and believes there will be no significant impact on the Company's financial statements.

NOTE 3 - BATOVI DIAMOND PROJECT

On November 20, 2014, the Company entered into a formal joint venture agreement (“the Joint Venture”) with Mineracao Batovi Ltda. (“Mineracao Batovi”), a private Brazilian mineral exploration company which at that time held 21 federal exploration licenses comprising the Batovi Diamond Project located north of Paranatinga in the State of Mato Grosso, Brazil. This was superseded by an amended and restated joint venture agreement (the “Amended and Restated Joint Venture Agreement”) with Mineracao Batovi and Dr. Charles Fipke, the shareholder of Mineracao Batovi, dated January 25, 2017 which provided the Company with the right to acquire up to a 49% interest in Mineracao Batovi. As per the Amended and Restated Joint Venture Agreement, the Company was required to contribute $1,000,000 in cash to Mineracao Batovi on or before June 30, 2017, in order to earn a 17.6% interest in Mineracao Batovi, this being in addition to the Company’s existing 2.4% equity interest which was acquired during the year ended July 31, 2017 from a former shareholder for $30,000.

On November 20, 2014, the Company issued 2,700,000 fully paid and non-assessable common shares valued at $7,992,000 to Kel-Ex Developments Ltd. (“Kel-Ex”) with a fair market value of $2.96 per share in connection with Kel-Ex’s involvement with the Batovi Diamond Project.

As at the July 31, 2017 year end, the agreement has expired, without the Company making any cash contributions to Mineracao Batovi. As such, the previously capitalized acquisition costs for the Brazil project of $7,992,000 have been written off.

The Company continues to own a 2.4% minority interest in Mineracao Batovi, which was purchased for $30,000. At present, it is not yet determinable as to whether or not Mineracao Batovi retains the claims of the Batovi project. Due to this uncertainly, and to the fact that Mineracao Batovi’s only asset of value is these claims, an impairment equal to the original investment purchase of $30,000 has been recorded in the year ended July 31, 2017.

NOTE 4 - RELATED PARTY TRANSACTIONS

During the year ended July 31, 2017, the Company’s director invoiced $3,716 (year ended July 31, 2016 - $2,177) to the Company to cover the Company’s operating expenses. The balance was repaid in full in fiscal 2017.

The Company shares office space with other companies in order to take advantage of cost sharing opportunities and management services. Two of these companies are: Kel-Ex, a privately-held British Columbia corporation that is under common control with Mineracao Batovi and is also significant shareholder of the Company; and Metalex Ventures Ltd. (“Metalex”), a publicly traded company. Kel-Ex shares the services of the Company’s Chief Financial Officer and Metalex shares the services of the Company’s Chief Executive Officer and the Company’s Chief Financial Officer. During the year ended July 31, 2017, the related parties invoiced the Company for the following services and amounts:

F-10

	Year ended
	July 31, 2017	July 31, 2016

Administrative fees (10%)	$1,237	$1,444
Geological consulting fees	310	1,261
Shared office and administrative costs	9,192	9,237
Shared project expenditures	3,716	3,316
Total related party expenditures included in General and administrative expenses	$14,455	$15,258

	Year ended
	July 31, 2017	July 31, 2016

Element 29 Ventures Ltd.	$3,716	$2,177
Kel-Ex Developments Ltd.	6,103	8,664
Metalex Ventures Ltd.	4,636	4,417
	$14,455	$15,258

As at July 31, 2017, the following balances have been included within accounts payable:

	As at
	July 31, 2017	July 31, 2016
Kel-Ex Developments Ltd.	$1,931	$5,341
Metalex Ventures Ltd.	607	1,359
	$2,538	$6,700

As at July 31, 2017, $538,156 in management fees earned by the Chief Executive Officer pursuant to the CEO Employment Agreement was included as due to a related party (2016 - $609,392); $145,271 in management fees earned by the Chief Financial Officer pursuant to the CFO agreement was included as due to a related party (2016 - $147,605).

NOTE 5 - CAPITAL STOCK

Authorized Stock

The Company has authorized 300,000,000 shares of common shares with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Share Issuance

There were 52,042,286 shares of common stock issued and outstanding as at July 31, 2016 and July 31, 2017.

On January 27, 2017, the Company filed a registration statement with the Securities and Exchange Commission (“SEC”) on Form S-1 under the Securities Act of 1933, as amended, to register the offer and sale of up to 10,000,000 common shares of the Company at a price of $0.1695 per share. The Company planned to use the proceeds from this offering to fund the acquisition of the 17.6% equity interest in Mineracao Batovi, provide working capital and expand the business. The registration statement was declared effective by the SEC as of March 9, 2017; no common stock had been sold pursuant to the registration statement as of July 31, 2017.

In connection with the termination of the Amended and Restated Joint Venture Agreement (Note 3), the Company has elected not to proceed with the offering of common stock. The Company’s request for the SEC’s consent to withdraw the registration statement was verbally received on August 21, 2017.

Share-based Expenses

During the year ended July 31, 2016, certain stock options expired without being exercised. As such, as at July 31, 2016 and 2017, the Company had no options outstanding. A total of $5,191,122 was reclassified to deficit upon expiration during the year ended July 31, 2016.

F-11

NOTE 6 - COMMITMENTS AND CONTINGENCIES

On October 16, 2014, the Company and Chad Ulansky entered into an Employment Agreement (the “CEO Employment Agreement”), pursuant to which Mr. Ulansky is employed by the Company as its Chief Executive Officer for three years. As compensation for his services, Mr. Ulansky shall receive an annual base salary of $400,000 for the first year of the Employment Agreement, $450,000 for the second year and $500,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Mr. Ulansky in deferred shares units of the Company based on the 90-day volume weighted average price (“VWAP”) of the common shares of the Company at the end of each quarter. As at July 31, 2017, $538,156 (July 31, 2016 - $609,392) has been accrued in accounts payable, which equates to 4,679,613 shares (July 31, 2016 - 1,324,767) if Mr. Ulansky were to leave the Company.

On July 12, 2015, the Company and Jennifer Irons entered into an Employment Agreement (the “CFO Employment Agreement”, together with the CEO Employment Agreement, known as “the Employment Agreements”), pursuant to which Ms. Irons is employed by the Company as its Chief Financial Officer for three years. As compensation for her services, Ms. Irons shall receive an annual base salary of $125,000 for the first year of the Employment Agreement, $137,500 for the second year and $150,000 for the third year. The Company shall have the right to pay the salary or any other amounts payable to Ms. Irons in deferred share units of the Company based on the 90-day VWAP of the common shares of the Company at the end of each quarter. As at July 31, 2017, $145,271 (July 31, 2016 - $147,605) has been accrued in accounts payable, which equates to 1,263,222 shares (July 31, 2016 - 320,880) if Ms. Irons were to leave the Company.

The Employment Agreements shall automatically renew on each anniversary of the Agreement for one additional year term unless one party provides the other with notice prior to such anniversary date that such party does not desire to renew the Employment Agreement. The Company may immediately terminate Mr. Ulansky and Ms. Irons's employment for cause. If (i) Mr. Ulansky or Ms. Irons's employment is terminated by the Company without cause, (ii) Mr. Ulansky or Ms. Irons terminate his or her employment as a result of the Company assigning duties inconsistent with his position or the Company fails to pay the compensation or (iii) there is a change in control in the Company, then in either case the Company shall pay Mr. Ulansky and Ms. Irons an amount equal to (a) the product of the number of years and fractional years for the remainder of the term multiplied by (b) 50% of the then current base salary in effect as of the date of termination.

During the year ended July 31, 2017, the Company issued 4,297,188 deferred share units under the employment agreements; while the value of these deferred share units has been accrued as a liability each quarter, due to the changes in market price of the shares, the Company recorded a recovery of management fees of $73,570 during the year ended July 31, 2017.

F-12

Pursuant to their respective Employment Agreements, the Company has structured individual Deferred Share Unit Plans for each of Mr. Ulansky and Ms. Irons effective as of, respectively, October 16, 2014 and July 12, 2015. Subsequent to the July 31, 2017 year end, Mr. Ulansky and Ms. Irons have agreed, for the advancement of the Company, to waive a portion of the DSUs that have been issued to them under their respective Deferred Share Unit Plans. By mutual agreement, no further DSUs will be issued under these plans.

NOTE 7 - INCOME TAXES

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34 percent to net the loss before provision for income taxes for the following reasons:

	July 31, 2017	July 31, 2016

Loss for the year	$(8,074,759)	$(993,653)

Income tax recovery at statutory rate	$(2,745,418)	$(337,842)
Permanent difference and other	$2,416,418	$-
Change in valuation allowance	329,000	337,842
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	July 31, 2017	July 31, 2016

Non-operating loss carryforward	$452,000	$123,000
Valuation allowance	(452,000)	(123,000)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $86,001 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

During the year ended July 31, 2016, it came to the attention of management that no tax filings had been submitted for the Company since its inception. While the Company had no taxable income and incurred no corporate taxes payable, there were certain reporting requirements that were not submitted by the appropriate deadlines. Upon filing, the Company incurred a $10,000 penalty for each of the 2012, 2013 and 2014 year ends, for a total of $30,000. The Company then filed a request to waive the penalties and, during the year ended July 31, 2017, received notice of assessments for these tax years. The Company filed an objection to these assessments and succeeded in having the penalties waived. As such, a recovery of tax filing penalties has been recorded in the statement of operations.

NOTE 8 - DERIVATIVE ASSET

On January 22, 2016, the Company entered into a loan agreement with Blendcore LLC, a Delaware corporation (“Blendcore”), and Petaquilla Gold, S.A., a Panama corporation (“Petaquilla Gold”), which is a subsidiary of Petaquilla Minerals Ltd., a Canadian public company, pursuant to which the Company has agreed to advance a loan in the principal amount of US$250,000 to Blendcore (the “Loan”). Petaquilla Gold, as the owner of the minerals sourced at the Molejon Gold Mine located in Donoso District, Colon Province, Republic of Panama (the “Mine”), has engaged Blendcore, as master contractor, to act as operator in connection with the restarting of the processing of stockpiled ore at the Mine. In exchange for the provision of the Loan, the Company is entitled to a royalty of 12.5% on the first 1,000 ounces of gold produced per month for 12 months (the “Royalty period”). The Royalty Period is to commence once production ramps up to 1,000 ounces per month. For monthly production between 1,001 and 2,000 ounces of gold per month, the Company is to receive a reduced royalty of 5%. In addition to the royalty stream, the Company has the right of first option to provide funding for the expansion and development of the Mine. The Loan is to be forgiven provided that there are at least 12,000 ounces of gold produced during the Royalty Period. Upon the completion of the Royalty Period, the Company has the option to extend the royalty for a further 12 month period through the provision of a second $250,000 loan on substantially the same terms as the initial loan. This right shall survive the royalty agreement by a period of one year. As at July 31, 2017, the Company has advanced $215,000 to Blendcore LLC.

F-13

Valuation of Derivative

As the loan agreement with Blendcore contains a royalty component, there is an embedded derivative in its value. Currently, the Company has elected to account for the entire instrument as a derivative at fair value, with changes in fair value presented in earnings. The fair value of the derivative is determined by using a discounted cash flow analysis related to various expected future cash flows to be received based on weighted probabilities due to the uncertainty of the potential royalty streams. This asset is classified as a Level 3 asset within the fair value hierarchy as our valuation estimates utilize significant unobservable inputs, including estimates as to the probability and timing of future gold production. Transaction related fees and costs are expensed as incurred.

The changes in the estimated fair value from the derivative along with cash receipts each reporting period are presented together on the Statement of Operations under the caption, “Derivative - change in fair value”.

At present, the gold mine has not been restarted. The Company has engaged the services of a legal firm in Panama to determine appropriate title to the claim and our course of action to receive the funds advanced. As such, while the Company continues to work to recover the funds, it currently considers there to be negligible chance of recovery and has accordingly valued the derivate as at July 31, 2017 at $Nil (July 31, 2016 - $Nil).

NOTE 9 - GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the year ended July 31, 2017, the Company incurred a net loss of $8,074,759. As at July 31, 2017, the Company had an accumulated deficit of $9,515,316 and has earned no revenues since inception. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2018.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-14

iMINE CORPORATION

(formerly known as Diamante Minerals, Inc.)

Consolidated Balance Sheets

	April 30, 2018	July 31, 2017
	(Unaudited)
ASSETS

Current Assets
Cash	$53,443	$197,190
Prepaid inventory (Note 3)	331,600	-
Prepaid expenses (Note 3)	-	1,450
Total Current Assets	385,043	198,640

TOTAL ASSETS	$385,043	$198,640

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	$85,973	$24,218
Due to related parties (Note 4)	164,706	683,427
Convertible notes (Note 6)	24,063	-
Total Current Liabilities	274,742	707,645

STOCKHOLDERS' EQUITY (DEFICIENCY)
Common Stock, par value $0.001, 300,000,000 shares authorized, 78,542,286 and 52,042,286 shares issued and outstanding as at April 30, 2018 and July 31, 2017, respectively (Note 5)	78,542	52,042
Additional paid-in capital (Note 5)	10,761,769	8,954,269
Accumulated deficit	(10,730,010)	(9,515,316)
Total Stockholders’ Equity (Deficiency)	110,301	(509,005)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$385,043	$198,640

The accompanying notes are an integral part of these consolidated financial statements.

F-15

iMINE CORPORATION

(formerly known as Diamante Minerals, Inc.)

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	April 30, 2018	April 30, 2017	April 30, 2018	April 30, 2017

REVENUES	$-	$-	$-	$-

OPERATING EXPENSES
General and administrative	262,085	6,807	277,302	18,551
Interest and accretion on convertible notes (Note 6)	24,063	-	24,063	-
Management fees (recovery)	(19,572)	(68,051)	(658,427)	(254,543)
Professional fees	46,715	39,075	87,756	110,379
Recovery of tax filing penalties	-	(30,000)	-	(30,000)
Share-based expenses (Note 4 and Note 5)	1,484,000	-	1,484,000	-
TOTAL OPERATING EXPENSES	1,797,291	(52,169)	1,214,694	(155,613)
INCOME (LOSS) FROM OPERATIONS	(1,797,291)	52,169	(1,214,694)	155,613
OTHER INCOME AND LOSS
Interest income	-	-	-	-
TOTAL OTHER INCOME AND LOSS	-	-	-	-
INCOME (LOSS) BEFORE INCOME TAXES	(1,797,291)	52,169	(1,214,694)	155,613
Provision for income taxes	-	-	-	-
NET INCOME (LOSS)	$(1,797,291)	$52,169	$(1,214,694)	$155,613

Basic Income (Loss) per Share of Common Stock	$(0.03)	$0.00	$(0.02)	$0.00

Diluted Income (Loss) per Share of Common Stock	$(0.03)	$(0.00)	$(0.02)	$(0.01)

Basic Weighted Average Shares of Common Stock Outstanding	64,441,162	52,042,286	56,084,411	52,042,286

Diluted Weighted Average Shares of Common Stock Outstanding	64,441,162	55,265,483	56,084,411	54,402,713

The accompanying notes are an integral part of these consolidated financial statements.

F-16

iMINE CORPORATION

(formerly known as Diamante Minerals, Inc.)

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended
	April 30, 2018	April 30, 2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,214,694)	$155,613
Adjustments to reconcile net income to net cash used by operating activities:
Share-based expenses	1,484,000	-
Management fees recovery	(683,427)	(254,543)
Accrued interest and accretion on convertible notes	24,063	-
Recovery of income tax penalties	-	(30,000)
Changes in operating assets and liabilities:
Increase in prepaid expense	(330,150)	(1,090)
Increase (decrease) in accounts payable and accrued liabilities	61,755	(42,789)
Increase in due to related parties	164,706	-
Net cash used in operating activities	(493,747)	(172,809)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of convertible loan	350,000	-
Net cash provided by financing activities	350,000	-

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Mineracao Batovi Ltda. interest	-	(30,000)
Net cash used in investing activities	-	(30,000)

Net change in cash	(143,747)	(202,809)
Cash - beginning of period	197,190	390,660

Cash - end of period	$53,443	$187,851

Supplemental Cash Flow Disclosure:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-17

iMINE CORPORATION

(formerly known as Diamante Minerals, Inc.)

Notes to Unaudited Consolidated Financial Statements

April 30, 2018

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

iMine Corporation (the “Company”) is a Nevada corporation incorporated on October 26, 2010 under the name Oconn Industries. The Company’s name was changed to Oconn Industries Corp. on February 16, 2012, to Diamante Minerals, Inc. on April 1, 2014 and to iMine Corporation on March 20, 2018. The change of name to iMine Corporation was effected through the merger of the Company’s wholly-owned subsidiary, iMine Corporation, into the Company. The Company has one subsidiary, iMine Corporation, an Indiana corporation.

The Company plans to engage in the business of selling the computer equipment that is used for mining cryptocurrency. The Company intends to purchase the equipment and test the equipment by mining cryptocurrency prior to selling the equipment. Prior to March 2018, the Company was engaged in development of mining assets. The Company is no longer engaged in the development of mining assets.

The Company has not generated any revenue to date. For the period from inception on October 26, 2010 to April 30, 2018, the Company has accumulated losses of $10,730,010.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Interim Information: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and with the instructions to Regulation S-X. Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Notes to the unaudited interim consolidated financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the year ended July 31, 2017 have been omitted. These financial statements should be read in conjunction with the audited financial statements and the footnotes thereto for the fiscal year ended July 31, 2017 included within the Company’s Annual Report on Form 10-K.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading. The results of operations for such interim periods are not necessarily indicative of operations for a full year.

Use of Estimates: The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses, including the valuation of non-cash transactions. Actual results may differ from these estimates.

Revenue Recognition: In May 2014, the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board (IASB) jointly issued a converged standard, Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 addresses the recognition of revenue based upon the payment and performance obligations of the seller and buyer. The Company will adopt Topic 606 on August 1, 2018. Since the Company has not generated any revenue in the past, the adoption of Topic 606 will not require any adjustment resulting from the adoption of Topic 606.

NOTE 3 - PREPAID ITEMS

Prepaid inventory represents payments made toward the purchase of inventory, consisting of equipment, which has not been delivered at April 30, 2018.

Prepaid expenses at July 31, 2017 represent prepaid fees. There were no prepaid fees as at April 30, 2018.

F-18

NOTE 4 - RELATED PARTY TRANSACTIONS

On March 16, 2018, the former chief executive officer and sole director and the former chief financial officer resigned from their respective positions. In connection with their resignations, on March 22, 2018, the Company entered into release agreements pursuant to which the Company agreed to issue 1,500,000 shares of common stock to the former chief executive officer valued at $84,000, and to pay $25,000 to the former chief financial officer in full satisfaction of any obligations, including obligations under their employment agreements and deferred stock agreements, the Company has to them. As a result of the release agreements, a total of $145,271 which was due to the former chief financial officer, at July 31, 2017 was satisfied by the payment to the former chief financial officer of $25,000; a total of $538,156 which was due to the former chief executive officer, as at July 31, 2017 was satisfied with the issuance of the stock to the former chief executive officer and was recorded as a reecovery of management fees.

On March 19, 2018, the Company entered into a one-year employment agreement with the newly elected chief executive officer, who is also the sole director, pursuant to which the Company issued to him 17,500,000 shares of common stock, valued at $980,000, and agreed to pay him $164,706 to cover the federal income tax on the value of the stock and the tax payment. The shares are fully vested. At April 30, 2018, $164,706 is reflected as an amount due to related party.

Prior to the change in management, the Company shared office space with other companies that were related parties. Two of these companies were significant stockholders of the Company, one of which shared the services of the chief financial officer and the other is a publicly-traded company which shared the services of the chief executive officer and the chief financial officer. Geological consulting fees were also paid to the company of the former chief executive officer.

The following table sets forth amounts paid to related parties during the three and nine months ended April 30, 2018 and 2017.

	Three months ended April 30,		Nine months ended April 30,
	2018	2017	2018	2017
Administrative fees	$135	$339	$895	$934
Consulting fees	-	1,793	-	1,793
Shared office and administrative costs	910	2,455	6,835	7,333
Executive compensation	1,163,206	-	1,163,206	-
	$1,164,251	$4,587	$1,170,936	$10,060

The following table sets forth the amounts due to related parties at April 30, 2018 and July 31, 2017:

	April 30, 2018	July 31, 2017
Due to chief executive officer pursuant to employment consulting agreement	$164,706	$-
Due to chief executive officer (included in accounts payable)	1,500	-
Due to other related parties (included in accounts payable)	-	2,538
	$166,206	$2,538

F-19

NOTE 5 - COMMON STOCK

On March 19, 2018, the Company issued (a) 17,500,000 shares, with a fair market value at issuance of $980,000, to the current chief executive officer pursuant to his employment agreement and (b) 7,500,000 shares, with a fair market value at issuance of $420,000, to a consultant pursuant to a consulting agreement.

Pursuant to a release agreement with the Company’s former chief executive officer, the Company issued 1,500,000 shares of common stock on April 12, 2018, with a fair market value of $84,000.

NOTE 6 - CONVERTIBLE NOTES

On March 20, 2018, the Company entered into a note purchase agreement with a non-affiliated party pursuant to which the purchaser would lend the Company a total of $500,000, for which the Company would issue two-year 5% convertible notes. The notes are convertible into common stock of the Company at $0.02 per share. The Company agreed to grant the lender a security interest in equipment which is purchased from the proceeds of the notes. As of April 30, 2018, the Company had received $350,000 pursuant to the note purchase agreement and issued its convertible notes in the principal amount of $350,000.

Interest of 5% is payable annually until the settlement date. No interest has been paid during the nine months ended April 30, 2018.

The net proceeds received from the issue of the convertible notes have been allocated to additional paid in capital in full, representing the intrinsic value of the conversion option to convert the liability into equity of the Company, as follows:

Nominal value of the convertible promissory notes issued	$350,000
Beneficial conversion feature allocated to additional paid in capital	(350,000)
Liability component as at date of issue	-
Accrued interest and accretion to April 30, 2018	24,063
Liability component as at April 30, 2018	$24,063

NOTE 7 - COMMITMENTS AND CONTINGENCIES

On October 16, 2014, the Company and the former chief executive officer entered into a three-year employment agreement pursuant. On July 12, 2015, the Company and the former chief financial officer entered into a three-year employment agreement. The employment agreements provide for the issuance of deferred stock units. As of August 1, 2017, the former chief executive officer and the former chief financial officer waived a portion of the deferred stock units had been issued to them, and no further deferred stock units were issued under these plans. Pursuant to the release agreements following the resignations of the former chief executive officer and chief financial officer, the Company issued to the former chief executive officer 1,500,000 shares of common stock and paid the former chief financial officer $25,000. As a result of the release agreements, the Company has no further obligation to the former chief executive officer or former chief financial officer with respect to the deferred stock grants and any deferred stock grants issued to issuable have been terminated.

During the nine month period ended April 30, 2018, the Company recorded a net recovery of $658,427 in management fees as a result of the waivers, release and the change in market price of the Company.

F-20

NOTE 8 - FORMER BUSINESS ACTIVITY

The Company continues to own a 2.4% minority interest in Mineracao Batovi, which was purchased for $30,000 and is part of the Company’s prior business. The asset is valued at $0 as at July 31, 2017 and April 30, 2018 and the Company has no obligations or liabilities with respect to Mineracao Batovi.

NOTE 9 - GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. During the period ended April 30, 2018, the Company incurred a loss of $1,214,694 As at April 30, 2018, the Company had an accumulated deficit of $10,730,010 and has earned no revenues since inception. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2018.

The ability of the Company to begin operations in its new field of selling computer equipment for the mining of cryptocurrency and the mining of cryptocurrency in the testing of such equipment is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. The Company has not generated any revenue from this business through April 30, 2018, and the Company cannot give any assurance as to its ability to operate profitably.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 10 - SUBSEQUENT EVENT

Subsequent to April 30, 2018, the Company issued its convertible notes in the principal amount of $150,000 pursuant to the note purchase agreement described in Note 6, for which it received $150,000.

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